EXHIBIT 10.22

Fourth Amendment to the

ArcBest Corporation

2005 Ownership Incentive Plan

THIS FOURTH AMENDMENT (the “Fourth Amendment”) to the ArcBest Corporation 2005 Ownership Incentive Plan, as amended from time to time (the “Plan”), is effective May 1, 2018 (the “Effective Date”), and is made by ArcBest Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;

WHEREAS, the Company’s board of directors (the “Board”) has determined that it is desirable to amend the Plan, effective as of the Effective Date and subject to approval by the stockholders of the Company, to (i)  increase the maximum number of shares for which Awards may be granted under the Plan, (ii) revise the definition of “Change in Control” and treatment of Awards upon a Change in Control, and (iii) amend the terms and conditions applicable to certain Awards; and

WHEREAS, Section 19 of the Plan provides that the Board may amend the Plan from time to time under certain circumstances, including to increase the maximum number of shares for which awards may be granted under the Plan and to extend the term of the Plan, subject to approval by the stockholders of the Company.

NOW, THEREFORE, the Plan shall be amended as of the Effective Date, subject to approval by the Company’s stockholders, as set forth below:

1.The first sentence of Section 2(d) of the Plan shall be deleted in its entirety and replaced with the following:

“Change in Control” means the occurrence of any of the following events:

2.The first sentence of Section 6(a) of the Plan shall be deleted and replaced with the following:

The maximum aggregate number of Shares issuable pursuant to all Awards, since inception of the Plan, is 3,350,000.

3.The following shall be inserted after the last sentence of Section 6(b) of the Plan:

Notwithstanding the foregoing, (i) the number of Shares tendered or withheld in payment of any exercise or purchase price of an Option or Stock Appreciation Right or taxes relating to an Option or Stock Appreciation Right, (ii) Shares that were subject to an Option or a Stock Appreciation Right but were not issued or delivered as a result of the net settlement or net exercise of such Option or Stock Appreciation Right and (iii) Shares repurchased on the open market with the proceeds of an Option’s exercise price, will not, in each case, be available for Awards.

4.Section 9(f) of the Plan shall be deleted in its entirety and replaced with the following:

(f)Dividends and Distributions.  Participants in whose name Restricted Stock is granted will be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional Shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be deferred without interest to the date of vesting of the associated Award of Restricted Stock and paid in cash. Shares underlying Restricted Stock Units will be entitled to dividends or dividend equivalents only to the extent provided by the Committee. Notwithstanding anything to the contrary herein, all dividends and other distributions paid with respect to Shares underlying an Award shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

5.The following shall be inserted before the first sentence of Section 12 of the Plan:

Shares issued upon exercise of an Option or Stock Appreciation Right may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant prior to the earlier of (i) twelve (12) months following the date of exercise and (ii) the date of termination of the Participant’s employment.

6.Section 13(b) of the Plan shall be deleted in its entirety and replaced with the following:

(b)In the event of any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares have been changed, or for which Shares have been exchanged, whether by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee will, in its sole discretion, determine the appropriate adjustment, if any, to be effected in accordance with this Section 13(b). In addition, in the event of a change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion; provided, however, that in the event of a Change in Control, Awards may be so accelerated only if (i) the Award is not substituted, assumed, or continued by the successor company or a parent or subsidiary thereof or (ii) the Participant’s employment is terminated without cause following such Change in Control, as determined by the Committee. Notwithstanding anything to the contrary in this Section 13(b), with respect to Awards subject to one or more performance criteria, in the event of a Change in Control, all incomplete performance periods in respect of such Award in effect on the date the Change in Control occurs shall end on the date of such Change in Control and the Committee shall (a) determine the extent to which the performance goals with respect to each such performance period have been met based upon such audited or unaudited financial information then available as it deems relevant and (b) cause to be paid to the applicable Participant partial or full Awards with respect to performance goals for each such performance period based upon the Committee's determination of the degree of attainment of performance goals or, if not determinable, on a pro rata basis assuming that the applicable "target" levels of performance have been attained, or on such other basis determined by the Committee to be consistent with the payment levels set forth in this clause (b). Notwithstanding anything to the contrary herein, any adjustment to Options granted pursuant to this Plan intended to qualify as Incentive Stock Options must comply with the requirements, provisions and restrictions of the Code.

IN WITNESS WHEREOF, ARCBEST CORPORATION has caused this instrument to be executed by its duly authorized officer on this ____ day of ____________, 2018.

ARCBEST CORPORATION
By:
Printed name:
Title: